FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported November 1, 2001.


                            HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                         (Registrant's telephone number)

Item 5  Other Information

Seville, Spain and Wichita, Kansas, November 1, 2001 -- Abengoa, S.A. and High Plains Corporation (NASDAQ: HIPC) announced today that Abengoa and its wholly owned subsidiary, ASA Environment and Energy Holding, A.G. (ASA) have signed an agreement with High Plains Corporation providing for ASA to acquire all of the outstanding shares of High Plains pursuant to a cash tender offer at a price which is expected to be approximately $5.63 per share. The Boards of Directors of all the parties have approved the transaction, as has a special committee of the Board of Directors of High Plains comprised of High Plain's independent outside directors. The transaction is subject to certain conditions, including the tender of High Plains shares giving ASA at least 75% of the outstanding shares of High Plains common stock on a fully diluted basis, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act. The tender offer is not conditioned upon obtaining financing and the agreement does contain a provision allowing High Plains to consider other competing purchase offers which might be received from third parties on an unsolicited basis.

Following the successful completion of the tender offer, ASA will acquire the remaining High Plains shares in a second step merger with a subsidiary of ASA, in which each share of High Plains common stock will be converted into the right to receive the same price per share paid in the tender offer.
After the merger, High Plains Corporation will be the surviving entity, and will become a wholly owned subsidiary of ASA.

The anticipated total net proceeds to holders of High Plains common stock, exclusive of expenses, is approximately $92.5 million. The offered consideration represents a 47% premium to High Plains' 30-day average closing price of $3.83, and a 38% premium to the 60-day average of $4.08. In addition, in connection with the transaction, ASA will assume indebtedness under High Plains' credit facility in the amount of approximately $15 million and will pay expenses, including payments to option holders, of approximately $7.5 million.

High Plains Corporation is among the nation's largest producers of ethanol, the gasoline additive that helps clean the air while reducing our dependence on foreign oil. High Plains is the only public company which is a pure play in ethanol, and with its recent Nebraska facility expansion, will produce over 85 million gallons of ethanol annually. The Company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico. Additional information about the Company can be found at its Web site, www.highplainscorp.com.

Abengoa, S.A. is a $1.3 billion company headquartered in Seville, Spain and is listed on the Madrid Stock Exchange. It owns companies and conducts business around the world in engineering and construction, systems and network integration, environment, and ethanol production. Abengoa currently operates in Spain one 25 million gallon per year ethanol plant and has a second 35 million gallon per year plant planned to start up before June 2002. Additional information about Abengoa can be found at its Web site, www.abengoa.com.

The transaction is anticipated to allow High Plains to benefit fully from the expected growth of the U.S. ethanol industry. Abengoa intends to expand its European position in the sale of ethanol and create an international business unit, increase the current production capacity of the acquired facilities and combine Abengoa's and High Plain's excellence in operational performance and research and development.

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of High Plains Corporation. At the time the tender offer is commenced, ASA will file a Tender Offer Statement and High Plains will file a Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the offer.

The offer to purchase, the related letter of transmittal and certain other documents, as well as the Solicitation/Recommendation Statement, will be made available to all shareholders of High Plains, at no expense to them. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will also be available at no charge at the Securities and Exchange Commission's website at www.sec.gov.

The matters discussed in this press release which are not historical facts contain forward looking information with respect to plans or projections of future performance of High Plains, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, legislative changes regarding air quality, fuel specifications or incentive programs, changes in cost of grain feedstock and changes in market prices or demand for motor fuels and ethanol. A complete description of those factors, as well as other factors which could affect High Plain's business, is set forth in High Plain's Form 10-K/A for the fiscal year ended June 30, 2001.

For further information contact:

ABENGOA, S.A.        HIGH PLAINS CORPORATION
Jesus Perez          Gary R. Smith
34  95 493 71 11     316-269-4310

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     November 1, 2001                 HIGH PLAINS CORPORATION

                                           /s/Gary R. Smith
                                           President & CEO